Exhibit (23)-2

                        CONSENT OF ERNST & YOUNG LLP,
                             INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 1995, included in the Proxy Statement of Surgical Health Corporation which is made a part of Amendment No. 2 to the Registration Statement (Form S-4 No. 33-57987) and Prospectus of HEALTHSOUTH Corporation and to the incorporation by reference therein of our report dated March 1, 1995, with respect to the consolidated financial statements and schedule of Surgical Health Corporation included in its Form 10-K/A, for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Atlanta, Georgia
May 5, 1995



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